Exhibit 99.1

                                                       Press Release

Universal Display Contact:

Darice Liu

investor@oled.com

media@oled.com

+1 609-964-5123

Universal Display Corporation Announces Second Quarter 2019 Financial Results

EWING, N.J. – August 1, 2019 – Universal Display Corporation (Nasdaq: OLED), enabling energy-efficient displays and lighting with its UniversalPHOLED® technology and materials, today reported financial results for the second quarter ended June 30, 2019.

“We are pleased to report strong second quarter results across the board,” said Sidney D. Rosenblatt, Executive Vice President and Chief Financial Officer of Universal Display. “As OLED demand continues to grow, revenues from our top customers were up quarter-over-quarter and year-over-year. Included in our second quarter results are approximately $15-$20 million of sales we estimate were pulled-in from the second half of the year. These sales were from our Chinese customers due to what we believe were trade-related issues. Looking forward, we continue to see robust OLED momentum and as a result, we are raising our 2019 revenue guidance.”

Rosenblatt continued, “As a key player in the OLED ecosystem, we are continuing to develop new OLED technologies and next-generation red, green, yellow and blue phosphorescent emissive materials to stay ahead of the curve, and to leverage our first-mover leadership position. At SID Display Week in May, for the first-time, we showcased printed panels from our OVJP (organic vapor jet printing) pilot system. You were able to view up-close our green PHOLED printed test coupon, with lifetimes of over 50,000 hours (LT95) at 1,000 nits. For such early data, we believe that this is extraordinarily encouraging. Also in May, we launched our corporate venture capital arm, UDC Ventures. We believe that these and our other strategic initiatives will strengthen and support our primary focus of enabling our customers’ success, and therefore, our success.”

Financial Highlights for the Second Quarter of 2019

Effective January 1, 2018, we adopted ASC Topic 606 using the “modified retrospective” approach, meaning the standard was applied only to the financial results commencing with the first quarter of 2018 with a cumulative adjustment to retained earnings. Under this transition method, we applied the standard only to contracts that were not complete at the initial adoption date. Material sales and cost of material sales referenced below relate solely to OLED activity and exclude activity from contract research services.

•

Total revenue in the second quarter of 2019 was $118.2 million as compared to $56.1 million in the second quarter of 2018. On the basis of ASC Topic 605 (the applicable accounting standard prior to the adoption of ASC Topic 606), total revenue in the second quarter of 2019 would have been $119.8 million, compared to $73.6 million in the second quarter of 2018. Under ASC Topic 606, license fee revenue is recognized on a per gram sales basis, whereas under ASC Topic 605, revenue was recognized for license payments upon receipt or on a straight-line basis over the term of the contract. During the second quarter of 2019, we believe that certain of our customers located in China accelerated emitter purchases to mitigate the impact from potential U.S. and China trade-related issues. We estimate that these pre-purchases increased revenue by $15 million to $20 million in the current quarter, pulled-in from the second half of 2019.

•

Revenue from material sales was $76.3 million in the second quarter of 2019 as compared to $36.8 million in the second quarter of 2018. On an ASC Topic 605 basis, revenue from material sales in the second quarter of 2019 would have been $78.3 million, compared to $35.9 million in the second quarter of 2018.

•

Revenue from royalty and license fees was $38.9 million in the second quarter of 2019 as compared to $15.5 million in the second quarter of 2018. On an ASC Topic 605 basis, revenue from royalty and license fees in the second quarter of 2019 would have been $38.6 million as compared to $33.9 million in the second quarter of 2018.

•

Cost of materials was $22.0 million in the second quarter of 2019, compared to $9.3 million in the second quarter of 2018. Included in the cost of materials was an inventory reserve charge of $3.9 million in the second quarter of 2019, compared to $0.2 million in the second quarter of 2018.

•

Operating income was $48.7 million in the second quarter of 2019 compared to $10.9 million in the second quarter of 2018. On an ASC Topic 605 basis, operating income in the second quarter of 2019 would have been $50.3 million, compared to $28.4 million in the second quarter of 2018.

•

Net income was $43.4 million or $0.92 per diluted share in the second quarter of 2019 compared to $10.8 million or $0.23 per diluted share in the second quarter of 2018. On an ASC Topic 605 basis, net income in the second quarter of 2019 would have been $44.8 million or $0.95 per diluted share, compared to $25.1 million or $0.54 per diluted share in the second quarter of 2018.

Revenue Comparison

($ in thousands)	Three Months Ended June 30,
	2019	2018
Material sales	$76,328	$36,833
Royalty and license fees	38,938	15,523
Contract research services	2,902	3,793
Total revenue	$118,168	$56,149

Cost of Materials Comparison

($ thousands)	Three Months Ended June 30,
	2019	2018
Material sales	$76,328	$36,833
Cost of material sales	21,981	9,284
Gross margin on material sales	54,347	27,549
Gross margin as a % of material sales	71%	75%

Topic 606 versus 605 Adjusted Results For the three months ended June 30, 2019 (in thousands)	As reported	Adjustment	Balances without adoption of Topic 606
Revenue	$118,168	$1,630	$119,798
Gross margin	94,096	1,630	95,726
Operating income	48,664	1,630	50,294
Net income	43,440	1,315	44,755
Diluted earnings per share	$0.92	$0.03	$0.95

Financial Highlights for the First Half of 2019

•

Total revenue in the first half of 2019 was $205.9 million as compared to $99.7 million in the first half of 2018. On the basis of ASC Topic 605 (the applicable accounting standard prior to the adoption of ASC Topic 606), total revenue in the first half of 2019 would have been $221.4 million, compared to $141.8 million in the first half of 2018. Under ASC Topic 606, license fee revenue is recognized on a per gram sales basis, whereas under ASC Topic 605, revenue was recognized for license payments upon receipt or on a straight-line basis over the term of the contract. During the second quarter of 2019, we believe that certain of our customers in China accelerated emitter purchases in preparation to mitigate the impact from potential U.S. and China trade-related issues. We estimate that these pre-purchases increased revenue by $15 million to $20 million in the current quarter, pulled-in from the second half of 2019.

•

Revenue from material sales was $130.8 million in the first half of 2019 as compared to $62.1 million in the first half of 2018. On an ASC Topic 605 basis, revenue from material sales in the first half of 2019 would have been $135.6 million, compared to $64.6 million in the first half of 2018. Revenue from royalty and license fees was $69.2 million in the first half of 2019 as compared to $31.4 million in the first half of 2018. On an ASC Topic 605 basis, revenue from royalty and license fees in the first half of 2019 would have been $79.9 million as compared to $71.0 million in the first half of 2018.

•

Cost of materials was $35.0 million in the first half of 2019, compared to $15.0 million in the first half of 2018. Included in the cost of materials was an inventory reserve charge of $4.2 million in the first half of 2019, compared to $183 thousand in the first half of 2018.

•

Operating income was $83.0 million in the first half of 2019 compared to $15.4 million in the first half of 2018. On an ASC Topic 605 basis, operating income in the first half of 2019 would have been $98.5 million, compared to $57.6 million in the first half of 2018.

•

Net income was $74.9 million or $1.58 per diluted share in the first half of 2019 compared to $16.8 million or $0.35 per diluted share in the first half of 2018. On an ASC Topic 605 basis, net income in the first half of 2019 would have been $87.4 million or $1.84 per diluted share, compared to $51.0 million or $1.09 per diluted share in the first half of 2018.

Revenue Comparison

($ in thousands)	Six Months Ended June 30,
	2019	2018
Material sales	$130,824	$62,083
Royalty and license fees	69,207	31,434
Contract research services	5,902	6,204
Total revenue	$205,933	$99,721

Cost of Materials Comparison

($ thousands)	Six Months Ended June 30,
	2019	2018
Material sales	$130,824	$62,083
Cost of material sales	34,957	14,974
Gross margin on material sales	95,867	47,109
Gross margin as a % of material sales	73%	76%

Topic 606 versus 605 Adjusted Results For the six months ended June 30, 2019 (in thousands)	As reported	Adjustment	Balances without adoption of Topic 606
Revenue	$205,933	$15,445	$221,378
Gross margin	166,047	15,445	181,492
Operating income	83,024	15,445	98,469
Net income	74,914	12,464	87,378
Diluted earnings per share	$1.58	$0.26	$1.84

2019 Revised Guidance

Although the OLED industry is still at an early state where many variables can have a material impact on its growth, and the Company thus caveats its financial guidance accordingly, the Company now believes that its 2019 revenue will be approximately in the range of $370 million to $390 million. The guidance was prepared utilizing accounting standard ASC Topic 606; under the prior accounting standard ASC Topic 605, the Company estimates that its 2019 revenues would be approximately $425 million to $435 million.

Dividend

The Company also announced a third quarter cash dividend of $0.10 per share on the Company’s common stock. The dividend is payable on September 30, 2019 to all shareholders of record on September 16, 2019.

Conference Call Information

In conjunction with this release, Universal Display will host a conference call on Thursday, August 1, 2019 at 5:00 p.m. Eastern Time. The live webcast of the conference call can be accessed under the events page of the Company's Investor Relations website at ir.oled.com. Those wishing to participate in the live call should dial 1-877-524-8416 (toll-free) or 1-412-902-1028. Please dial in 5-10 minutes prior to the scheduled conference call time. An online archive of the webcast will be available within two hours of the conclusion of the call.

About Universal Display Corporation

Universal Display Corporation (Nasdaq: OLED) is a leader in the research, development and commercialization of organic light emitting diode (OLED) technologies and materials for use in display and solid-state lighting applications.  Founded in 1994, the Company currently owns, exclusively licenses or has the sole right to sublicense more than 5,000 patents issued and pending worldwide.  Universal Display licenses its proprietary technologies, including its breakthrough high-efficiency UniversalPHOLED® phosphorescent OLED technology that can enable the development of low power and eco-friendly displays and solid-state lighting. The Company also develops and offers high-quality, state-of-the-art UniversalPHOLED materials that are recognized as key ingredients in the fabrication of OLEDs with peak performance.  In addition, Universal Display delivers innovative and customized solutions to its clients and partners through technology transfer, collaborative technology development and on-site training.

Headquartered in Ewing, New Jersey, with international offices in China, Hong Kong, Ireland, Japan, South Korea and Taiwan, and wholly-owned subsidiary Adesis, Inc. based in New Castle, Delaware, Universal Display works and partners with a network of world-class organizations. To learn more about Universal Display Corporation, please visit https://oled.com/.

Universal Display Corporation and the Universal Display Corporation logo are trademarks or registered trademarks of Universal Display Corporation.  All other company, brand or product names may be trademarks or registered trademarks.

# # #

All statements in this document that are not historical, such as those relating to Universal Display Corporation’s technologies and potential applications of those technologies, the Company’s expected results and future declaration of dividends, as well as the growth of the OLED market and the Company’s opportunities in that market, are forward-looking financial statements within the meaning of the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on any forward-looking statements in this document, as they reflect Universal Display Corporation’s current views with respect to future events and are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated. These risks and uncertainties are discussed in greater detail in Universal Display Corporation’s periodic reports on Form 10-K and Form 10-Q filed with the Securities and Exchange Commission, including, in particular, the section entitled “Risk Factors” in Universal Display Corporation’s Annual Report on Form 10-K for the year ended December 31, 2018. Universal Display Corporation disclaims any obligation to update any forward-looking statement contained in this document.

Follow Universal Display Corporation

Twitter

Facebook

YouTube

(OLED-C)

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(in thousands, except share and per share data)

	June 30, 2019	December 31, 2018
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$324,277	$211,022
Short-term investments	228,434	304,323
Accounts receivable	66,952	43,129
Inventory	60,138	70,000
Other current assets	8,893	6,366
Total current assets	688,694	634,840
PROPERTY AND EQUIPMENT, net of accumulated depreciation of $50,742 and $44,943	83,595	69,739
ACQUIRED TECHNOLOGY, net of accumulated amortization of $122,179 and $111,890	101,063	110,951
OTHER INTANGIBLE ASSETS, net of accumulated amortization of $4,071 and $3,384	12,769	13,456
GOODWILL	15,535	15,535
INVESTMENTS	5,000	—
DEFERRED INCOME TAXES	25,204	24,377
OTHER ASSETS	79,220	64,526
TOTAL ASSETS	$1,011,080	$933,424
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$7,744	$10,532
Accrued expenses	35,744	36,057
Deferred revenue	82,472	80,782
Other current liabilities	13,776	5,811
Total current liabilities	139,736	133,182
DEFERRED REVENUE	44,651	41,785
RETIREMENT PLAN BENEFIT LIABILITY	45,377	44,055
OTHER LIABILITIES	30,283	23,896
Total liabilities	260,047	242,918
SHAREHOLDERS’ EQUITY:
Preferred Stock, par value $0.01 per share, 5,000,000 shares authorized, 200,000 shares of Series A Nonconvertible Preferred Stock issued and outstanding (liquidation value of $7.50 per share or $1,500)	2	2
Common Stock, par value $0.01 per share, 200,000,000 shares authorized, 48,831,512 and 48,681,524 shares issued, and 47,465,864 and 47,319,887 shares outstanding, at June 30, 2019 and December 31, 2018, respectively	488	487
Additional paid-in capital	611,596	617,334
Retained earnings	195,036	129,552
Accumulated other comprehensive loss	(14,805)	(16,234)
Treasury stock, at cost (1,365,648 and 1,361,637 shares at June 30, 2019 and December 31, 2018, respectively)	(41,284)	(40,635)
Total shareholders’ equity	751,033	690,506
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,011,080	$933,424

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(in thousands, except share and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE	$118,168	$56,149	$205,933	$99,721
COST OF SALES	24,072	11,635	39,886	19,093
Gross margin	94,096	44,514	166,047	80,628
OPERATING EXPENSES:
Research and development	18,833	12,949	34,662	25,306
Selling, general and administrative	15,939	11,562	27,908	22,353
Amortization of acquired technology and other intangible assets	5,490	5,495	10,976	10,986
Patent costs	1,716	2,029	3,486	3,754
Royalty and license expense	3,454	1,568	5,991	2,799
Total operating expenses	45,432	33,603	83,023	65,198
OPERATING INCOME	48,664	10,911	83,024	15,430
Interest income, net	2,757	1,766	5,588	3,037
Other income (expense), net	405	(12)	687	(59)
Interest and other income, net	3,162	1,754	6,275	2,978
INCOME BEFORE INCOME TAXES	51,826	12,665	89,299	18,408
INCOME TAX EXPENSE	(8,386)	(1,851)	(14,385)	(1,635)
NET INCOME	$43,440	$10,814	$74,914	$16,773
NET INCOME PER COMMON SHARE:
BASIC	$0.92	$0.23	$1.58	$0.35
DILUTED	$0.92	$0.23	$1.58	$0.35
WEIGHTED AVERAGE SHARES USED IN COMPUTING NET INCOME PER COMMON SHARE:
BASIC	46,967,005	46,868,999	46,930,165	46,826,314
DILUTED	46,996,702	46,901,098	46,966,172	46,873,109
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.10	$0.06	$0.20	$0.12

UNIVERSAL DISPLAY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(in thousands)

	Six Months Ended June 30,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$74,914	$16,773
Adjustments to reconcile net income to net cash provided by operating activities:
Amortization of deferred revenue and recognition of unbilled receivables	(63,942)	(29,266)
Depreciation	5,799	4,422
Amortization of intangibles	10,976	10,986
Change in excess inventory reserve	4,155	—
Amortization of premium and discount on investments, net	(3,150)	(2,329)
Stock-based compensation to employees	7,106	6,163
Stock-based compensation to Board of Directors and Scientific Advisory Board	884	2,003
Deferred income tax (benefit) expense	(1,218)	19,312
Retirement plan expense	2,940	2,252
Decrease (increase) in assets:
Accounts receivable	(23,823)	16,772
Inventory	5,707	(19,778)
Other current assets	(2,816)	(9,058)
Other assets	(5,846)	(37,909)
Increase (decrease) in liabilities:
Accounts payable and accrued expenses	(2,099)	(13,123)
Other current liabilities	6,736	(25)
Deferred revenue	68,213	64,423
Other liabilities	(657)	18,334
Net cash provided by operating activities	83,879	49,952
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(20,322)	(13,420)
Purchases of intangibles	(401)	—
Purchases of investments	(363,595)	(260,711)
Proceeds from sale of investments	437,800	211,847
Net cash provided by (used in) investing activities	53,482	(62,284)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of common stock	445	436
Repurchase of common stock	(649)	(477)
Payment of withholding taxes related to stock-based compensation to employees	(14,472)	(11,031)
Cash dividends paid	(9,430)	(5,659)
Net cash used in financing activities	(24,106)	(16,731)
INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	113,255	(29,063)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	211,022	132,840
CASH AND CASH EQUIVALENTS, END OF PERIOD	$324,277	$103,777
The following non-cash activities occurred:
Unrealized gain on available-for-sale securities	$192	$219
Common stock issued to Board of Directors and Scientific Advisory Board that was earned and accrued for in a previous period	300	300
Net change in accounts payable and accrued expenses related to purchases of property and equipment	667	3,100